Exhibit 10.9

MOCON INC. INCENTIVE PAY PLAN

1)               This Incentive Pay Plan (the “Plan”) covers employees of MOCON, Inc. and its subsidiaries who do not have a variable compensation component.

2)               The incentive as a percentage of salary at goal for all MOCON, Inc. officers will be determined by the Compensation Committee; the actual incentive paid will be based on the percentage of goal achieved, up to a maximum of one hundred fifty percent, prior to any re-allocation of an amount that is forfeited by a participant who is terminated for cause or voluntary resigns his or her employment without providing two weeks’ notice prior to an incentive being paid.

3)               The profit goal amounts for the CEO and all other MOCON, Inc. officers will be determined annually by the Compensation Committee.

4)               The incentive as a percentage of salary at goal for all participants in this Plan who are not an officer of MOCON, Inc. will be determined by the CEO; the actual incentive paid will be based on the percentage of goal achieved, up to a maximum of one hundred fifty percent, prior to any re-allocation of an amount that is forfeited by a participant who is terminated for cause or voluntary resigns his or her employment without providing two weeks’ notice prior to an incentive being paid.

5)               The goals for all non-MOCON, Inc. officer Company employees will be determined by the CEO.

6)               The incentives, if any, for the CEO and all other MOCON, Inc. officers who are not in charge of specific business units, will be paid annually on or before March 15th of the year following the end of each Plan year. The frequency and timing of the incentive payments for all other participants in this Plan will be determined by the CEO.